Exhibit 99.1

JOINT FILING AGREEMENT

This Joint Filing Agreement, dated as of July 27, 2023, is by and among David Einhorn, DME 2022 Holdings, LLC and The David M. Einhorn 2021-07 Family Trust (collectively, the "Filers").

Each of the Filers may be required to file with the United States Securities and Exchange Commission a statement on Schedule 13G and/or 13D with respect to Ordinary Shares of Greenlight Capital Re, Ltd. that may be beneficially owned by them from time to time.

Pursuant to and in accordance with Rule 13(d)(1)(k) promulgated under the Securities Exchange Act of 1934, as amended, the Filers hereby agree to file a single statement on Schedule 13G and/or 13D (and any amendments thereto) on behalf of each of such parties, and hereby further agree to file this Joint Filing Agreement as an exhibit to such statement, as required by such rule.

This Joint Filing Agreement may be terminated by any of the Filers upon one week's prior written notice (or such lesser period of notice as the Filers may mutually agree) to the other party.

Executed and delivered as of the date first above written.

By: /s/ Daniel Roitman**
Daniel Roitman, on behalf of David Einhorn

DME 2022 HOLDINGS, LLC

By: /s/ Daniel Roitman**
Daniel Roitman, on behalf of David Einhorn, Manager

THE DAVID M. EINHORN 2021-07 FAMILY TRUST

By: /s/ Daniel Roitman**
Daniel Roitman, Trustee

**  The Power of Attorney executed by David Einhorn, authorizing the signatory to sign and file this report on David Einhorn's behalf, filed as Exhibit 99.1 to the Schedule 13D filed with the Securities and Exchange Commission on August 29, 2019 by the Mr. Einhorn and other reporting persons with respect to the common units of CONSOL Coal Resources LP, is hereby incorporated by reference.